Exhibit 3.3

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
AMERICAN RESTAURANT CONCEPTS, INC.

Document Number: P00000042163

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, American Restaurant Concepts, Inc., a Florida corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation, as amended:

1.           The name of the Corporation is: “American Restaurant Concepts, Inc.”

2.           “ARTICLE IV.  SHARES” of the Articles of Incorporation, as amended, is hereby deleted in its entirety, and the following language is inserted in lieu thereof:

“This corporation is authorized to issue 100,000,000 shares of $0.01 par value common stock, which shall be designated as “Class A Common Shares.”

At the effective time of these Articles of Amendment (the “Effective Time”), each seven (7) Class A Common Shares of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall, without any further action on the part of the holders thereof, automatically be combined and converted into one (1) Class A Common Share of the Corporation; provided, however, that the number of Class A Common Shares authorized for issuance pursuant to the first paragraph of this Article IV and the par value of the Class A Common Shares set forth in the first paragraph of this Article IV shall not be altered; and provided further, however, that any fractional shares resulting from such combination and conversion shall be rounded up to the nearest whole share.”

3.           The foregoing amendment to the Corporation’s Articles of Incorporation was adopted and approved by the Corporation’s board of directors on September 2, 2013, was recommended to the Corporation’s stockholders by the Corporation’s board of directors by means of the Corporation’s proxy statement dated September 23, 2013, and was adopted and approved by the Corporation’s stockholders on October 21, 2013, all in accordance with the provisions of Section 607.1003 of the Florida Business Corporation Act.  The number of votes cast for the foregoing amendment by the Corporation’s stockholders was sufficient for approval.

4.           Pursuant to the provisions of Section 607.0123 of the Florida Business Corporation Act, these Articles of Amendment shall become effective on November 4, 2013.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed by its authorized officer this 23rd day of October, 2013.

AMERICAN RESTAURANT CONCEPTS, INC.

By:	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer

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